Exhibit 24.2
POWER OF ATTORNEY
ONYX PHARMACEUTICALS, INC.
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints N. Anthony Coles, M.D., Laura A. Brege and Gregory W. Schafer, and each or any one of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statements with the following SEC File Numbers: 333-112436, 333-111091, 333-107217, 333-106070, 333-104025, 333-89850, 333-46366, 333-37144, 333-33322 and 333-49285, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Date: September 30, 2008	/s/ N. Anthony Coles, M.D. N. Anthony Coles, M.D.

Date:
Paul Goddard, Ph.D.

Date: September 30, 2008	/s/ Antonio Grillo-López, M.D. Antonio Grillo-López, M.D.

Date: September 30, 2008	/s/ Magnus Lundberg Magnus Lundberg

Date: September 30, 2008	/s/ Corinne H. Lyle Corinne H. Lyle

Date: September 30, 2008	/s/ Wendell Wierenga, Ph.D. Wendell Wierenga, Ph.D.

Date: September 30, 2008	/s/ Thomas G. Wiggans Thomas G. Wiggans